(Letterhead of Leonard W. Burningham, Esq.)


January 6, 2003


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Wizzard Software Corporation, a Colorado corporation (the "Registrant"), SEC File No. 0-24480, to be filed on or about January 6, 2003, covering the registration and issuance of 7,500,000 shares of common stock to participants in the Company's Stock Option Plan

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                   Sincerely yours,

                                   /s/ Leonard W. Burningham

                                   Leonard W. Burningham

cc:    Sanguine Corporation